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Exhibit 10.1

LICENSE AND SUPPLY AGREEMENT

This License and Supply Agreement (the “Agreement”) is being entered into as of the 14th day of August 2013 (the “Effective Date”), by and between INNOCOLL PHARMACEUTICALS, LIMITED, a company incorporated in Ireland (collectively, with its Affiliates “Innocoll”) whose principal office is Midlands Innovation and Research Centre, Dublin Road, Athlone, Co. Westmeath, Ireland and Takeda GmbH, Byk-Gulden-Straẞe 2, 78467 Konstanz, Germany, a company incorporated in Germany (“Takeda”).

(together the “Parties” and individually a “Party”)

Preliminary Statements

WHEREAS, Innocoll has developed the Product and desires to grant to Takeda the exclusive right to distribute, promote and sell the Product in the Territory in the Field (as each is defined below);

WHEREAS, Takeda is willing to act as Innocoll’s sales, marketing and distribution partner for the Product in the Territory in the Field; and

WHEREAS, Innocoll and Takeda desire to enter into this Agreement to set forth the terms and conditions of such distribution right and all other rights and obligations of the parties relating thereto;

NOW, THEREFORE, the Parties agree as follows:

Terms and Conditions

1.	Defined Terms:

1.1.	Affiliate shall mean, with respect to either Party, a person, corporation, partnership or other entity controlled by, in control of, or under common control with such Party. A corporation or non-corporate business entity shall be regarded as in “control” of another corporation or business entity (i) if it owns or directly or indirectly controls fifty percent (50%) or more of the voting stock or other ownership interest of the other entity, or (ii) in the absence of the ownership of a majority of the voting stock or other ownership interest of such entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

1.2.	Commercialize/Commercialization means all activities, whether initiated or conducted prior to or following Marketing Authorization for a Product in the Field and in the Territory, undertaken in support of the promotion, marketing, sale and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering Product to customers) of the Product.

1.3.	Commercially Reasonable Efforts/Diligent Efforts means, with respect to the efforts to be expended, or considerations to be undertaken, by a Party or its Affiliate with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as such Party would normally use to accomplish a similar objective, activity or decision under similar circumstances, it being understood and agreed that with respect to the development or commercialization of the Product, such efforts and resources shall be consistent with those efforts and resources commonly used by a Party under similar circumstances for similar compounds or products owned by it or to which it has similar rights, which compound or product, as applicable, is at a similar stage in its development or product life and is of similar market

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potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products sold by third parties in the marketplace, the patent and other proprietary position of the compound or product, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the product taking into considerations, among other factors, third party costs and expenses including the royalties, milestone and other payments, and the pricing and reimbursement relating to the product. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for Product, as applicable, and it is anticipated that the level of effort will change over time, reflecting changes in the status of the Product and the market(s) involved. Notwithstanding the foregoing, neither Party shall be obligated to Develop, seek Marketing Authorization or Commercialize Product: (i) which, in its reasonable opinion after discussion with the other Party, caused or is likely to cause a fatal, life-threatening or other adverse safety event that is reasonably expected, based upon then available data, to preclude obtaining Marketing Authorization for such Product, or if Marketing Authorization of such Product has already been obtained, to preclude continued marketing of such Product; or (ii) in a manner inconsistent with applicable laws.

1.4.	Competing Product shall mean a product used as an adhesion barrier. A product that Takeda is currently developing, manufacturing or commercializing anywhere in the world - including, but not limited to the haemostasis product Tachocomb®/Tachosil® - shall not be regarded as a Competing Product.

1.5.	Field shall mean all current and future approved indications for the Product.

1.6.	First Commercial Sale/Commercial Launch means, with respect to the Product, on a country by country basis, the first sale by a Party, a Party’s Affiliate or a Party’s sublicensee to a third party in a country after Marketing Authorization approval in such country.

1.7.	Fiscal Year means the twelve (12) months period from April 1st until March 31st of the following year.

1.8.	cGMP means the then-current good manufacturing practices detailed in the “Rules Governing Medicinal Product in the European Community – Volume IV Good Manufacturing Practice for Medicinal Products” and Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients (ICH Q7A); and any subsequent or future revisions of such guidelines and regulations, and comparable applicable laws related to the manufacture and testing of pharmaceutical materials in jurisdictions in the Territory.

1.9.	Governmental Authority means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.10.	Improvements shall mean any information, Know-How, finding, dosing, invention, addition, modification, formulation or changes whether patentable or not, made by Innocoll during the Term of this Agreement which relate to the Product, including but not limited to new formulations, combinations of the Product with one or several active ingredients, new or improved methods of administration, new indications as well as improvements in the Manufacturing of the Product for use in the Field in the Territory.

1.11.	Initial Floor price shall mean the price set out in Exhibit B.

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1.12.	Initial Purchase Quantity shall have the meaning as set out in Section 3.2.

1.13.	Innocoll Patents means any Patent that is necessary or material for the (i) Commercialization of the Product in the Field in the Territory, (ii) the storage of the Product outside the Territory for purposes of Commercialization in the Territory, and/or (iii) the import, transport of the Product into the Territory, that is Controlled by Innocoll or any of its Affiliates on the Effective Date or comes within Innocoll’s or any of its Affiliates’ Control during the Term. Innocoll Patents existing on the Effective Date are set forth in Exhibit D.

1.14.	Innocoll Know-How shall have the meaning as set out in Section 16.1.

1.15.	Line Extension means any product in the Field in the Territory, other than the Product including an improvement of the presentation of the Product defined as (i) new forms of Packaging of the Product (ii) new dosages of the Product (iii), new pack sizes of the Product and (iv) new indications of the Product.

1.16.	Know-How means all information owned or controlled by a Party, as of the Effective Date or during the Term, that is related to the Product in the Field that is necessary or useful for the development, Manufacture or Commercialization of such Product in the Field. Know-How excludes any Information contained within a Party’s Patents.

1.17.	Manufacture means all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including manufacturing of finished Product for Commercialization, labeling, packaging, in-process and finished Product testing, validation, process improvement, and process development, release of Product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of Product, ongoing stability tests and regulatory activities related to any of the foregoing.

1.18.	Marketing Authorization means any approval or authorization of any Regulatory Authority in a particular jurisdiction in the Territory that is necessary for the Manufacture, use, storage, import, transport and/or Commercialization of a product in such jurisdiction in accordance with applicable laws.

1.19.	Net Sales means the gross amounts invoiced for sales of the Product in the Territory by Takeda or any Affiliate or sub-licensee of Takeda to third parties, less the following accrual-basis deductions to the extent applicable to such invoiced amounts, *** on shipment of the Product to the third party, including *** upon the sale of the Product; and ***; each of the above, as determined in accordance with IFRS standard.

If the Product is sold for consideration other than cash, the Net Sales from such sale or transfer shall be deemed the then fair market value of the Product. For clarity, Net Sales shall include sales of the Product made pursuant to a pre-license sales program (such as a named patient basis sales program) before or after the First Commercial Sale of the Product. Nothing in this definition of “Net Sales” or elsewhere in this Agreement shall prevent Takeda, its Affiliates or sublicensees from establishing resale prices for the Product in their sole discretion.

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1.20.	Net Selling Price shall mean Net Sales of the Product on a per unit basis in a given period.

1.21.	Packaging/Packaging means the process of packaging the bulk packaged Products and labelling Products in accordance with the specifications set out in the Quality Agreement.

1.22.	Patent means (a) any patent, re-examination, reissue, renewal, extension, supplementary protection certificate and term restoration, any confirmation patent or registration patent or patent of addition based on any such patent, (b) any pending application for patents, including without limitation continuations, continuations-in-part, divisional, provisional and substitute applications, and inventors’ certificates, (c) all foreign counterparts of any of the foregoing, and (d) all priority applications of any of the foregoing.

1.23.	Plan shall have the meaning as set forth in Section 13.5.

1.24.	Product shall mean product(s) identified in Exhibit A.

1.25.	Product Trademark shall mean the trademarks listed in Exhibit E.

1.26.	Regulatory Authority means any applicable governmental authority involved in granting Marketing Authorization in a country or jurisdiction in the Territory, including without limitation, in the U.S., the FDA and any other applicable Governmental Authority in the U.S. having jurisdiction over the Product, and, in the European Union, the EMA and any other applicable governmental authority having jurisdiction over the Product.

1.27.	Revised Floor Price shall have the meaning set forth in Section 5.2.

1.28.	Specifications shall mean the specifications for the Product as set forth in Exhibit A, as the same may be modified or updated by Innocoll from time to time by written notice to Takeda. More detailed Specifications will be defined in the Quality Agreement.

1.29.	Supply Price shall have the meaning set out in Section 5.

1.30.	Tachosil Approval shall mean the approval by the Canadian Regulatory Authorities of the marketing authorization of Takeda’s haemostasis product Tachosil® in Canada.

1.31.	Takeda Product Trademark shall have the meaning set out in Section 17.

1.32.	Territory shall mean Canada, Russian Federation, Belarus, Ukraine, Moldova, Kazakhstan, Kyrgyzstan, Tajikistan, Uzbekistan, Turkmenistan, Azerbaijan, Armenia, Georgia and Mongolia, these last twelve (12) countries being hereinafter referred as to “CIS”.

1.33.	Unit shall mean for the Product one (1) film which is individually packaged and sterilized.

2.	Grant of License and Options

2.1.	Innocoll hereby grants Takeda an exclusive license, ***, under the Innocoll Patents, the Innocoll Know-How, and the Product Trademarks for the following:

(i)	to import, market, sell, advertise, promote, distribute, and otherwise Commercialize directly or through its Affiliates, the Product and the Line Extensions in the Field in the Territory;

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(ii)	storage of the Product and any Line Extensions outside the Territory, directly or through its Affiliates, for purpose of Commercialization in the Field in the Territory;

(iii)	the import and transport of the Product and any Line Extensions into the Territory, directly or through its Affiliates, for purpose of Commercialization in the Field in the Territory; and

(iv)	use of the Product and any Line Extensions for clinical trials and other pre-clinical and clinical activities worldwide, directly or through its Affiliates, for the purpose of Commercialization in the Field in the Territory.

Takeda hereby accepts such appointment. To avoid any doubt, the Parties agree that Takeda may perform its obligations and enjoy its rights under this Agreement directly or through its Affiliates.

2.2.	Takeda has no obligation to Commercialize the Product in Canada before the granting of the Tachosil Approval. Takeda may however, at its sole discretion, decide to Commercialize the Product in Canada before such date of Tachosil Approval. Upon the granting of the Tachosil Approval, Takeda shall notify Innocoll within thirty (30) days in writing of its decision to Commercialize or not Commercialize the Product in Canada after the Tachosil Approval date (hereinafter to “Notify” or the “Notification”). If Takeda fails to Notify its decision within such thirty (30) days period, Innocoll shall have the right to terminate the Agreement for Canada as further stated in Section 22.7.

2.3.	Innocoll covenants and agrees that during the Term, Innocoll will not enter into any such agreement or itself, directly or indirectly, Commercialize the Product or any Competing Product in the Territory in the Field. Takeda agrees that during the Term, Takeda will not, directly or indirectly, Commercialize a Competing Product in Canada for use as an adhesion barrier.

2.4.	In the event Innocoll develops a Line Extension or an Improvement of the Product Innocoll shall notify Takeda in writing thereof. Following such notice, Takeda shall have the right to enter into exclusive good faith negotiations with Innocoll in respect of such Improvement Product(s) in the Territory by notifying Innocoll thereof in writing within *** from the date of such Innocoll’s notice (the “Right of First Negotiation”). Should Takeda fail to so notify Innocoll or should the Parties not enter into a mutually acceptable agreement within *** from the date of such Takeda’s notice, Innocoll shall be free to negotiate on commercializing of such Improvement Product(s) in the Territory through any third party pharmaceutical company or distributor.

3.	License Fees and Initial Purchase

3.1.	In the event Takeda Commercializes the Product in Canada after the Tachosil Approval, in consideration of the exclusive license granted for this country, Takeda shall pay to Innocoll a one-time milestone payment of ***, provided that the Marketing Authorization has been granted for the Product in Canada, such payment to be payable within fifteen (15) days upon receipt of the corresponding invoice. Innocoll shall communicate to Takeda a copy of the Marketing Authorization for the Product. The Parties shall confer within thirty (30) days if the indications of the Marketing Authorization granted for Canada are different from the indications granted by the Marketing Authorization for European Union or if such indications of the Product include severe restrictions which threaten the forecasts of Takeda for Canada. In such events, the one-time milestone before-mentioned will not be due to Innocoll and Takeda

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shall not be obliged to order Product according to the terms of Section 3.2. Furthermore, Takeda shall have the right to terminate the Agreement for Canada according to the terms of Section 22.4 of this Agreement.

3.2.	In addition to Section 3.1, Takeda shall purchase an initial quantity of Product for an amount of *** (the “Initial Purchase Quantity”) to be calculated as described in Section 5.1 and Exhibit B. The Initial Purchase Quantity shall be split up in quantities worth *** for Russia/CIS and *** for Canada. Payment for the Purchase of the Russian/CIS portion of the Initial Purchase Quantity, shall be due on the Effective Date and shall be made within thirty (30) days upon receipt of the invoice and this payment shall be a credit to be applied to the initial purchases of Product for Russia/CIS. The Initial Purchase Quantity for the Canadian portion shall be ordered by Takeda if it Commercializes the Product after Tachosil Approval and provided that the Marketing Authorization has been granted for the Product in Canada, and shall be paid within forty-five (45) days of the receipt of the corresponding invoice. For the avoidance of doubt, further to Section 3.1, Takeda shall not be obliged to order any Product if the Marketing Authorization for Canada is granted to Innocoll with different(s) indication(s) or with severe restrictions compared to the conditions of the Marketing Authorization approved in European Union.

4.	Manufacture and Supply of Product

4.1.	Takeda shall place binding orders for Product by written or electronic purchase order to Innocoll. Innocoll shall acknowledge and accept or reject any Takeda purchase order in writing within five (5) business days of receipt. All such purchase orders shall be irrevocable. Purchase orders shall set forth the desired date of delivery with respect to the Product ordered and shall be placed at least ninety (90) days prior to such desired date of delivery. All Product ordered by Takeda under this Agreement shall be delivered on or before the delivery date set forth in the applicable purchase order.

4.2.	Innocoll represents and warrants that the Products at the date of delivery of shall have a remaining shelf life of ***. Furthermore Innocoll represents and warrants that all Products supplied to Takeda or its appointee shall be Manufactured and Packaged in accordance with (i) the quality standards and testing methods of Innocoll and all laws and regulations applying at the place of Manufacture; (ii) cGMPs; (iii) the Quality Agreement and the Specifications; and (iv) any additional Manufacturing standards agreed in writing by the Parties.

4.3.	Innocoll shall deliver the Product in finished packed form, inclusive of leaflet, ready for distribution, FCA (Incoterms 2010) premises of Innocoll in Saal, Germany and title shall pass to Takeda upon delivery effective according to the before mentioned FCA (Incoterms 2010). The Parties will cooperate to obtain the best commercial rates for shipping costs. All Products delivered by Innocoll shall be suitably packed and marked for shipment to such Takeda location as Takeda may designate. Innocoll shall ship all Products in accordance with the instructions specified in Takeda’s purchase orders. A Certificate of Analysis (“COA”) specific to testing of each lot/batch, must accompany each shipment. Innocoll shall maintain a copy of each such COA in compliance with cGMP/QSR. Innocoll shall provide a duplicate copy of the COA to Takeda, upon Takeda’s request.

4.4.	Takeda shall have the right, at its sole discretion, to inspect each and every shipment of Product. Takeda shall have fifteen (15) days from receipt of each shipment of Product at its final destination to visually inspect the shipment (“Inspection Period”). Takeda may reject a shipment (or portion thereof) of Product if the Product fails to conform to the Specifications or in other ways is not suitable for sale, by providing Innocoll written notice

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of such rejection prior to the end of the Inspection Period. Takeda may then return all or a portion of the shipment of Product to Innocoll. In addition to the foregoing, for any Product for which the defect identified by Takeda is a latent defect that could not reasonably be detected upon visual inspection, Takeda shall have a period of forty-five (45) days from the date of identification of such latent defect to return any such Product to Innocoll. Upon receipt of the non-conforming Product, Innocoll will make available a replacement Product for shipment to Takeda.

5.	Supply Price, Reconciliation and Additional Consideration

5.1.	For the calculation of the prices for the Initial Purchase Quantity the Parties will use the Initial Floor Price.

5.2.	Within 18 (eighteen) months following the Effective Date the Parties will establish the supply price which will correspond to *** of the by then established Net Selling Price (“Supply Price”) and also agree on a new floor price lower than the “Supply Price” (the “Revised Floor Price)”.

5.3.	In the event that Takeda purchases Products after the Initial Purchase Quantity (of Section 3.2) but before the end of the eighteen (18) months period stated in Section 5.2 then the Initial Floor Price shall be used by the Parties for such purchase of Products.

With the exception of the Product quantities supplied under the Initial Purchase Quantity and the Product purchased within the eighteen (18) months period stated in Section 5.2, all other Product supplied will be subject to an “Additional Consideration Reconciliation” on a quarterly basis as described in this Section 5.3.

(a)	Within fifteen (15) days at the end of any subsequent quarter (March, June, September, December) Takeda shall calculate its actual Net Sales during such quarter and shall notify Innocoll of such actual amount, together with information necessary to calculate such actual Net Sales, including, but not limited to, the amount of Product sold and the price invoiced (on a unit by unit basis) in each part of the Territory.

(b)	The difference between the Supply Price and *** of the actual Net Selling Price during relevant reconciliation period shall determine the reconciliation due from one Party to another.

i.	If *** of the actual Net Selling Price exceeds the Supply Price for the relevant reconciliation period, Takeda shall pay to Innocoll the difference within thirty (30) days upon agreement of the Parties on the evaluation of such difference.

ii.	If the Supply Price exceeds *** of the actual Net Selling Price during the relevant reconciliation period, Innocoll shall credit the difference against future orders of Product by Takeda under the Agreement.

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For clarification, the Additional Consideration Reconciliation shall be calculated as follows:

***

Under no circumstances shall Innocoll receive less than the agreed Initial Floor Price or the Revised Floor Price, whichever is applicable.

6.	Payment Terms

6.1.	Payment for the Initial Purchase Quantities and the one-time Milestone payment for Canada will be due as per Sections 3.1 and 3.2. All other payments will be due as follows:

6.2.	For Product shipments to Canada payment will be made in Euros and will be due within sixty (60) days after receipt of the proper invoice.

6.3.	For Product shipments to Russia/CIS payment will be made in Euros and will be due within ninety (90) days after receipt of the proper invoice.

6.4.	In the event that a Party should fail to make payment of any amount due and payable pursuant to this Agreement within the time periods provided for in this Agreement, interest shall accrue at a rate of interest of three percent (3%) above the average rate(s) of the European Inter-Bank Offering Rate (“EURIBOR”) for Euros, as quoted on the Reuters (or such other source as may be mutually agreed by the Parties) from time to time, effective for the applicable days of the period of default provided, that if such failure to pay continues for more than ten (10) days, the applicable rate(s) of interest shall be the applicable monthly average rate(s) of EURIBOR plus four percent (4%) for the entire period of default. The applicable EURIBOR period shall be the period closest to the period for which interest is calculated. In the event that any payment, or portion thereof, is disputed in good faith by a Party, any subsequent settlement payment related to that dispute shall not include interest thereon.

6.5.	Any withholding or other taxes that either Party is required by applicable law to withhold or pay on behalf of the other Party, with respect to any payments to such other Party hereunder, shall be deducted from such payments and paid to the appropriate tax authority contemporaneously with the remittance to the other Party, provided, however, that the withholding Party shall furnish the other Party with proper evidence of the taxes so paid. Each Party shall cooperate with the other and furnish the other Party with appropriate documents to secure application of the most favorable rate of withholding tax under applicable law (or exemption from such withholding tax payments, as applicable).

7.	Minimum Requirements

7.1.	*** Takeda and Innocoll shall negotiate in good faith and agree the minimum annual purchase requirements for the remainder of the Term of the Agreement (“Minimum Purchase Order Requirements”).

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8.	***

8.1.	Innocoll will provide additional quantities of Product *** equivalent to *** at the Initial Floor Price *** at Takeda’s request. Takeda will specify the required quantities by SKU for Canada and Russia with six (6) months notice.

9.	Duties to inform

9.1.	The Parties shall cooperate to keep each Party informed of notification of any action by, or notification or other information which it receives (directly or indirectly) from a Regulatory Authority in the Territory, (i) which raises any material concerns regarding the safety or efficacy of the Product, (ii) which indicates or suggests a potential material liability for either Party to Third Parties arising in connection with the Product, or (iii) which is reasonably likely to lead to a Recall or market withdrawal of the Product. Subject always to applicable laws and regulations, neither Party shall be obliged to disclose such information in breach of any contractual restriction which it could not reasonably have avoided.

10.	Product Recall

10.1.	Takeda shall be responsible for any batch recall of Products from the market and co-ordinate the same. In the event any governmental authority or agency requests a recall or takes similar action in connection with the Products, or in the event that Takeda determines an event or incident has occurred which may result in the need for a recall or a market withdrawal, Takeda will inform Innocoll by telephone or email within twenty-four (24) hours and the parties shall agree on an appropriate course of action. Innocoll shall bear the expense of any recall resulting from breach of its representation, warranties or obligations hereunder or from negligent manufacture, packaging or shipment of the Products by it. In the event the recall results from the material breach of Takeda then Takeda shall bear the expense of any recall or market withdrawal. For the purposes of this Agreement, the expenses of the recall shall be the expenses of notification and destruction or return of the recalled Products, as well as any reasonable out-of-pocket costs incurred by the Parties in connection with any corrective action taken by either Party.

11.	Auditing

11.1.	During normal business hours, Innocoll shall provide access to its premises to Takeda to permit audits of the relevant documents and facilities by Takeda. Takeda shall be entitled to one (1) audit per facility within each twelve (12) month period during the term of the Agreement. In connection with such audit, Takeda’s representatives shall be required to execute a confidentiality agreement with Innocoll.

11.2.	Innocoll will ensure that any material deficiencies highlighted during any audit by Takeda or Regulatory Authorities will be dealt with as soon as is practically possible following receipt of an official signed audit report from Takeda.

12.	Quality Agreement and Pharmacovigilance Agreement

12.1.	The Parties shall negotiate and enter into a Quality Agreement and a Pharmacovigilance Agreement within ninety (90) days of the Effective Date.

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13.	Commercialization of Product

13.1.	Launch of the Product:

13.1.1.	Takeda shall use Commercial Reasonable Efforts to launch the Product within six (6) months after the Effective Date in Russia, provided that the Product has been delivered to Takeda and that Takeda has obtained all necessary regulatory documents to Commercialize the Product in Russia.

13.1.2.	In Canada, according to Section 2.2, the Commercialization of the Product shall be an option for Takeda. Takeda shall be the sole decision maker regarding the launch of the Product in Canada.

13.1.2.1.	Before the date of Tachosil Approval, Takeda shall have the right but not the obligation to Commercialize the Product in Canada.

13.1.2.2.	In accordance with Section 2.2, after the date of Tachosil Approval, Takeda shall Notify Innocoll of its decision to Commercialize the Product in Canada. In the event Takeda decides to Commercialize the Product in Canada, Takeda shall use Commercial Reasonable Efforts to launch the Product within eight (8) months as of the date of the Notification. If Takeda decides not to launch the Product in Canada the Agreement shall terminate automatically for this country.

13.1.3.	If Takeda fails to launch the Product within the timelines agreed according to this Agreement or according to any further agreement by the Parties, Innocoll will have the right to terminate the Agreement on a country by country basis. Innocoll acknowledges that in Russia, laws and regulations applicable to the regulatory process related to the Marketing Authorization may change and result in modifications of the conditions and of the timelines for approvals. Therefore, in Russia, Takeda will be considered as having received from Innocoll the Marketing Authorization documents solely upon effective and tangible receipt of any and all documents required and necessary to Commercialize the Product in this country.

13.2.	Takeda shall provide, at its own expense, all staff and facilities necessary for the operation of the distributorship and the fulfilment of the terms of this Agreement.

13.3.	Takeda shall handle and store the Products securely and with all due skill care and attention and shall not take any step to alter the condition of any of the Products from that in which the Products are delivered by Innocoll.

13.4.	At the reasonable request of Innocoll, Takeda shall receive employees and representatives of Innocoll and shall render to them all reasonable facilities for investigating conditions of trade and to visit customers in the Territory. Each Party shall bear their own costs relating to such visits.

13.5.	Takeda shall on or before January 31st of each year in good faith prepare and submit to Innocoll for its review, a detailed marketing plan (“the Plan”) for the Commercialization of the Product for the immediately succeeding calendar year, provided that Takeda hall have final decision making authority with respect to any decision regarding the Plan.

13.5.1.	Takeda shall use all Commercially Reasonable Efforts to ensure that it conforms to the Plan during the relevant Fiscal Year.

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13.5.2.	Takeda shall keep Innocoll informed of competition experienced in the Territory and when so requested by Innocoll provide information on marketing activities and competitive products in the Territory.

13.5.3.	Takeda shall prepare all advertising, promotional and marketing material for the Product and communicate in advance the key advertising, promotional and marketing material for the Product, in original language, to Innocoll for information. Takeda shall produce all such material at Takeda’s expense.

13.6.	Innocoll shall share with Takeda any and all marketing and medical data or material that Innocoll owns or controls and has the right to disclose to Takeda.

13.7.	Each Party shall, at its own expense, procure and maintain during the Term and for a period of five (5) years thereafter, insurance policy/policies, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated. Such insurance shall not be construed to create a limit of a Party’s liability with respect to its indemnification obligations. Each Party shall provide the other Party with written evidence of such insurance or self-insurance upon request. Each Party shall provide the other Party with prompt written notice of cancellation, non-renewal or material change in such insurance or self-insurance that could materially adversely affect the rights of such other Party hereunder, and shall provide such notice within thirty (30) days after any such cancellation, non renewal or material change.

14.	Regulatory Matters, Changes

14.1.	Canada and Russia

Innocoll shall be responsible for applying for and maintaining the Marketing Authorizations for the Product in Canada and Russia at its own cost and expense. These Marketing Authorizations shall be owned by Innocoll in its own name. Within five (5) business days as from the receipt by Innocoll of the approval of Marketing Authorizations, Innocoll shall inform Takeda of such approval and will communicate a copy of the Marketing Authorizations to Takeda. In particular, Innocoll shall obtain and send to Takeda the documents necessary for the customs clearance of the Product in Russia and in Canada. To avoid any doubt, as specified in Section 13.1, Takeda will be considered for Russia as having received from Innocoll the Marketing Authorization solely upon effective and tangible receipt of any and all documents required and necessary to Commercialize the Product in the country.

Following the approval of the Marketing Authorization in Canada and Russia, Innocoll shall be solely responsible for any communications with the Regulatory Authorities occurring or required in connection with obtaining or maintaining any Marketing Authorization for the Product.

14.2.	Other countries in the Territory

Takeda, may apply for and maintain the Marketing Authorizations for the Product in other countries of the Territory at its own cost and expense. These Marketing Authorizations shall be owned by Takeda in its own name. In case Innocoll requires a translation into English of the regulatory dossiers of such Marketing Authorizations, the costs of translation shall be solely borne by Innocoll.

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Following the approval of the Marketing Authorization in countries of the Territory other than Canada and Russia, Takeda shall be solely responsible for any communications with the Regulatory Authorities occurring or required in connection with obtaining or maintaining any Marketing Authorization for the Product.

14.3.	Innocoll shall comply with all laws, rules and regulations applicable to the design, Manufacture, labelling, Packaging, storage and handling of the Product for sale in the Territory, including maintaining qualified manufacturing and quality facilities and/or procedures. Innocoll shall ensure that all third-party manufacturers of any raw materials for the Product comply in all material respects with all laws, rules and regulations applicable to the design, manufacture, labelling and packaging of the Product for sale in the Territory. Without limiting the generality of the foregoing, Innocoll (and all third-party manufacturers of any raw materials for Product) shall implement such quality control systems and procedures as shall be appropriate to ensure compliance with the requirements of ISO and cGMP/QSR, which are applicable to Innocoll or such third-party manufacturer as the manufacturer and supplier of the Product. Innocoll shall allow reasonable access to its records, manufacturing facilities, and its third-party manufacturers’ manufacturing facilities and records (if applicable) to allow any Regulatory Authority to conduct full compliance audits or inspections relating to the Product. Innocoll and any third party manufacturer shall ensure that the Products are manufactured in strict compliance with the Specifications.

14.4.	Innocoll shall only after written approval by Takeda, such approval not to be unreasonably withheld or delayed, implement any changes to the Product and/or its Specifications that are required by law or by medical or scientific concerns in a country of the Territory as to the toxicity, safety and/or efficacy of the Product (collectively, “Required Changes”) in accordance with the change control procedure set forth in the Quality Agreement. For changes to the Product and/or its Specifications that are not Required Changes (collectively, “Discretionary Changes”) Innocoll shall notify Takeda in advance of such Discretionary Changes in order to obtain Takeda’s prior written approval, such approval not to be unreasonably withheld or delayed, in accordance with the change control process to be established under the Quality Agreement. Innocoll shall implement any such change only upon prior coordination with Takeda.

14.5.	All costs and expenses associated with Required Changes shall be paid for by the Marketing Authorization holder, and all costs and expenses associated with Discretionary Changes shall be borne by the Party requesting such change, provided, however, that if a Discretionary Change is supported by both Parties and is foreseen to improve the commercial viability of a Product in the Territory, the costs of such Discretionary Change shall be shared equally between the Parties. Costs associated with changes by Innocoll in order to optimize the Manufacturing process of the Product (but which do not otherwise improve the commercial viability of a Product), shall be borne by Innocoll. All costs which are not fees to be paid to the Regulatory Authorities shall be subject to prior agreement between the Parties.

15.	Confidentiality Obligations

15.1.	Each Party agrees to maintain during the term of this Agreement and for a period of *** years thereafter the strictest confidence with regard to the confidential and/or proprietary information, in whatever medium, relating to the Product and its Manufacture, and any other information disclosed to it under this Agreement by the other Party and proprietary to it or its Affiliates or any third party contract partners (the “Confidential Information”). Neither Party shall directly nor indirectly pass on the Confidential Information to third parties nor use it for any purpose not mentioned in this Agreement. Each Party shall have the right to disclose the other Party’s Confidential Information to its

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employees or advisors who need this knowledge for the purposes authorized herein. To the extent that a Party discloses Confidential Information to an employee or advisor, such Party will be responsible for any failure by such persons or entities to hold such information in confidence or use such information solely for the purposes of this Agreement.

15.2.	The obligations of confidentiality and use restrictions set forth herein above will not apply to the following information:

15.2.1.	information that is or becomes publicly known or available by publication, commercial use or otherwise without breach of this Agreement by the receiving Party;

15.2.2.	information that the receiving Party rightfully receives from a third party without a restriction on disclosure;

15.2.3.	information that must be disclosed pursuant to governmental and regulatory requirements (including Certification Audits);

15.2.4.	information that is independently developed by employees of the receiving Party who have not had access to the Confidential Information; or

15.2.5.	information that is known by the receiving Party at the time of receipt, as demonstrated by its business records.

16.	Proprietary Rights

16.1.	All manufacturing and technical data, instructions, specifications and experiences regarding the Product as well as test methods developed or documented in the Specifications (“Innocoll Know-How”) is owned by Innocoll. Takeda shall have a limited, royalty-free license to use the Innocoll Know-How in accordance with and for the term of this Agreement.

16.2.	Innocoll represents and warrants that the Product, Innocoll’s Manufacturing methods used for Manufacturing the Product, and use of the Product do not infringe any third party’s proprietary rights. Innocoll will indemnify and hold harmless Takeda for any and all claims arising out of or based on claims related to third party intellectual property rights relating to the Product, or use or Manufacture thereof.

17.	Trademark

17.1.	Innocoll shall at its own cost and expense be solely responsible for the filing, prosecution, maintenance and renewal of the Product Trademarks in the Territory. Innocoll shall keep Takeda promptly informed of all filings made for Product Trademarks including sending Takeda a copy of any such filing and otherwise shall keep Takeda informed of all material developments in relation to the Product Trademarks.

17.2.	Neither Innocoll nor any Affiliate of Innocoll shall use the Product Trademark in the Territory or grant a license to a third party under the Product Trademark in the Territory during the Term or upon its transfer to Takeda in accordance with Section 22.14 below.

17.3.	Should the Regulatory Authorities in a country of the Territory object to the Product Trademark set out in Exhibit E or should any application for registration of the Product Trademarks in any country of the Territory be withdrawn or be refused, Innocoll and Takeda shall consult and agree as to which alternative trademark or name shall be used.

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17.4.	In those countries of the Territory where registration of the Product Trademark has not been obtained by Innocoll at the Effective Date of this Agreement, Takeda shall have the right but not the obligation to Commercialize the Product under its own trademark (hereinafter “Takeda Product Trademark”). Such Takeda Product Trademark shall remain the exclusive property of Takeda or any Affiliate of Takeda during and after the term of this Agreement. Innocoll acknowledges that nothing in this Agreement shall confer to Innocoll any right, title or interest in any Takeda Product Trademark under which Takeda will Commercialize the Product in the Territory.

17.5.	Throughout the term of this Agreement and thereafter, Innocoll shall not adopt, use, register or attempt to register anywhere in the world any trademark, trade name, domain name, or similar commercial symbol which includes any part of the Takeda Product Trademark or is confusingly similar with the Takeda Product Trademark.

17.6.	Innocoll warrants and represents that, as the Effective Date, (i) Innocoll has filed for registration of the Product Trademark and (ii) Innocoll has the authority and is entitled to license the Product Trademark and (iii) Innocoll has no knowledge of any third party’s right in the Territory which could prevent Takeda from Commercializing the Product under the Product Trademark.

17.7.	Both Parties agree to notify each other in writing of any known or suspected conflicting use of any of the Takeda Product Trademark(s) or Product Trademark, and the application for registration or use of trademarks confusingly similar thereto, or of any known or suspected infringements or of unfair competition involving the Takeda Product Trademark(s) or Product Trademark in the Territory, promptly after it acquires knowledge thereof. Each Party shall be responsible for the defence of their Takeda Product Trademark(s) or Product Trademark and will use commercially reasonable efforts to defend their Takeda Product Trademark(s) or Product Trademark. At the reasonable request of one Party, the other Party shall cooperate with the other Party and render the other Party its commercially reasonable assistance in the defence of the Takeda Product Trademark(s) or Product Trademark, subject to reimbursement of the related out-of-pocket expenses of the assisting Party. Any damages and costs recovered shall be for the sole benefit of the owner of the Takeda Product Trademark(s) or Product Trademark.

17.8.	In the event of a determination by final court decision or under a definitive settlement by Innocoll that the Commercialization of Product in the Territory, on account of the use of a Product Trademark, infringes the trademark rights of a third party in the Territory, then, Inncoll shall: (a) indemnify and hold Takeda harmless against any such third party claim or proceeding above brought against Takeda, including damages and reasonable attorney’s fees; provided, however, that any obligation to indemnify shall be excluded if Takeda fails to promptly notify Innocoll of the assertion of any such claims; (b) At Inncoll’s option, finance the re-packaging operation or, if necessary, replace, free of charge, all Products in stock at Takeda that are no longer saleable on account of the infringement of a third party trademark.

18.	Patents

18.1.	Patent Prosecution and Maintenance: Innocoll shall use Commercially Reasonable Efforts to prosecute and maintain the Innocoll Patents.

18.2.	Defense of Third Party Infringement Claims: If Takeda or Innocoll is threatened with suit or sued by a third party for intellectual property infringement because of activities in connection with the Product, the Party which has been threatened with suit or sued shall promptly notify the other Party in writing of such event. In the case of an actual suit, Takeda shall have first right to take the lead for controlling the defense of the suit,

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however if Takeda chooses not to take the lead then Innocoll shall have the right to take the lead. In either case, the non-controlling Party shall provide the controlling Party with reasonable co-operation and technical support (including access to technical experts at the controlling Party’s sole cost and expense) to allow the controlling Party to take the lead in defense of the suit. In the case of an actual suit, the Parties shall jointly obtain an opinion of counsel as to the merits of such suit and agree to take reasonable actions to mitigate potential damages from any such suit. The Parties acknowledge and agree, however, that no settlement, consent judgment or other voluntary final disposition of any suit may be entered into without the prior written consent of the non-threatened or non-sued Party, which consent shall not be unreasonably withheld or delayed. Each Party agrees that the Party shall cooperate with the other Party in defending the suit, even if not a party to the suit, and shall join the suit if deemed a necessary party. Takeda shall not enter into any settlement of any claim described in this Section that adversely affects Innocoll’s rights or interests without Innocoll’s consent. Each Party shall bear its own costs and expenses incurred in defending such actions. The Parties shall also cooperate in good faith to determine a commercially reasonable strategy for resolving such issue, which shall include, without limitation, obtaining a license under such third party intellectual property right by Innocoll (with the right to sublicense such license to Takeda).

18.3.	Enforcement: Subject to the provisions of this Section, in the event that Takeda reasonably believes that any Innocoll Patent that claims the Product for the Field in the Territory is being infringed by a third party or is subject to a declaratory judgment action arising from such infringement, Takeda shall notify Innocoll. In such event, Innocoll shall have the initial right (but not the obligation) to enforce such Innocoll Patents with respect to the Product, or to defend any declaratory judgment action with respect thereto at its own expense (an “Enforcement Action”).

18.4.	Recoveries: Any recovery or award received as a result of any Enforcement Action under Section 18.3 or Infringement Action under Section 18.2 shall be used first to reimburse the Parties for the costs and expenses (including attorneys’ and professional fees) incurred in connection with such Action, and the remainder of the recovery shall be shared equally between the Parties.

18.5.	Consultation: The Party assuming the lead role in the Enforcement Action (the “Controlling Party”) shall consult with the non-Controlling Party on all material aspects of the enforcement. The non-Controlling Party shall have a reasonable opportunity for meaningful participation in decision-making and formulation of strategy. The Parties shall reasonably cooperate with each other in all such actions or proceedings.

19.	Registration of intellectual property licence

Where any intellectual property licence granted under this Agreement is required to be registered or recorded at a national Intellectual Property office in order to be effective and/or enforceable, the Parties shall cooperate in good faith to register/record at the earliest possible opportunity, and shall execute all documents required for the same.

20.	Representations and Warranties

20.1.	Innocoll represents and warrants that, as of the time of delivery by Innocoll to Takeda of the Products in accordance with this Agreement, all Products will be free of defects in design, material and workmanship and conform to the Specifications.

20.2.	Innocoll represents and warrants that the Products at the date of delivery shall have a remaining shelf life of ***. Furthermore Innocoll represents and warrants

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that all Products supplied to Takeda or its appointee shall be Manufactured and Packaged in accordance with (i) the quality standards and testing methods of Innocoll and all laws and regulations applying at the place of Manufacture; (ii) cGMPs; (iii) the Quality Agreement and the Specifications; and (iv) any additional Manufacturing standards agreed in writing by the Parties.

20.3.	Innocoll shall be responsible for all claims related to the Product to the extent arising from (a) a material breach of this Agreement by Innocoll including a material breach of the warranty set forth in Sections 20.1 and 20.2, or (b) material breach of any law or regulation (that Innocoll is required to comply with hereunder) by Innocoll. Takeda shall be responsible for all claims related to the Product to the extent arising from: (a) the negligence or misconduct of Takeda in the marketing and promotion of the Product, (b) material breach of this Agreement by Takeda or (c) material breach of any law or regulation (that Takeda is required to comply with hereunder) by Takeda.

20.4.	Except for those warranties expressly set forth in Sections 16.2, 17, 20.1 and 20.2 of this Agreement, Innocoll makes no warranties, written, oral, express or implied, with respect to the Product or the production of the Product. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED. NO WARRANTIES OF INNOCOLL MAY BE CHANGED BY ANY REPRESENTATIVES OF INNOCOLL EXCEPT IN A WRITING SIGNED BY INNOCOLL.

21.	Indemnification

21.1.	Innocoll agrees to indemnify, defend and hold harmless Takeda from and against any claims, losses, damages, liabilities, causes of action, suits, costs and expenses, including all reasonable attorneys’ fees and disbursements of counsel, incurred by Takeda in connection with any third party claims to the extent arising out of or relating to (i) any material breach by Innocoll of its representations, warranties, covenants and agreements under this Agreement, (ii) the Manufacture, use handling storage, and other disposition of the Product by Innocoll or its Affiliates and (ii) actions, suits or proceedings alleging personal injury or death, including any product liability claims, or any damage to any property only to the extent it is claimed that the personal injury, death or property damage was caused by the failure of the Product to conform to the Specifications at the time of delivery to Takeda under this Agreement, except to the extent resulting from the negligence or willful misconduct of, or material breach of this Agreement by Takeda which directly results in the alleged injury.

21.2.	Takeda agrees to indemnify, defend and hold harmless Innocoll from and against any claims, losses, damages, liabilities, causes of action, suits, costs and expenses, including all reasonable attorneys’ fees and disbursements of counsel, incurred by Innocoll in connection with any third party claims to the extent arising out of or relating to (i) any material breach by Takeda of its representations, warranties, covenants and agreements under this Agreement, and (ii) actions, suits or proceedings arising from or relating to the marketing’s, promotion, sale, handling or distribution by Takeda or its sub-distributors or sub-licensees of the Product except with respect to patent infringement actions.

21.3.	Whenever any indemnification claim arises under this Agreement, the Party seeking indemnification (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis of such claim; provided, however, that failure to give such notice shall not relieve the Indemnifying Party of its obligation hereunder unless and to the extent that such failure substantially prejudices the Indemnifying Party.

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21.4.	In the event of a third-party claim giving rise to indemnification hereunder, the Indemnifying Party may, upon prior written notice to the Indemnified Party, assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party, and shall thereafter be liable for all expenses incurred in connection with such defense, including attorneys’ fees and expenses; provided, however, that if the Indemnifying Party assumes the defense of any such claim, the Indemnified Party may participate in such defense at its own expense and with counsel of its choice; provided further, however, that if there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party or there exists any other conflict of interest, the Indemnifying Party shall not have the right to assume the defense of such claim but the Indemnified Party shall have the right to employ separate counsel at the expense of the Indemnifying Party and to participate in the defense thereof. If the Indemnifying Party elects to control the defense of such claim, it shall do so diligently and shall have the right to settle any claim for monetary damages, provided such settlement includes a complete and absolute release of the Indemnified Party and shall not admit any fault or liability on the part of the Indemnified Party. Notwithstanding anything to the contrary, the Indemnifying Party may not settle any claims for fines, penalties or the like or in any way adverse to the Indemnified Party without the prior written consent of the Indemnified Party, which shall not unreasonably be withheld or delayed.

21.5.	IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, COLLATERAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND BASED ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT, AND WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED FOR HEREIN. THE PARTIES AGREE, HOWEVER, NONE OF THE FOREGOING LIMITATIONS OF THIS SECTION 21.5 APPLY TO ANY AMOUNTS PAID OR PAYABLE DUE TO ANY THIRD-PARTY RELATED CLAIM, DEMAND, PROCEEDING, SUIT OR ACTION FOR WHICH A PARTY IS OBLIGATED TO INDEMNIFY THE OTHER PARTY PURSUANT TO SECTION 21.1 OR SECTION 21.2, AND ANY SUCH AMOUNTS WILL BE CONSIDERED COMPENSATORY OR DIRECT DAMAGES AND NOT INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, COLLATERAL OR INCIDENTAL DAMAGES.

22.	Term and Termination

22.1.	This Agreement shall become effective on the Effective Date and shall continue in full force and effect for fifteen (15) years following First Commercial Sale on a country-by-country basis. Thereafter, this Agreement shall automatically renew for additional five (5) year periods on a country by country basis (each a “Renewal Term”) unless (a) written notice of non-renewal is provided by either Party to the other at least twelve (12) months in advance of the expiration of this Agreement or the applicable Renewal Term, or (b) the Agreement is terminated sooner as permitted hereunder. Provided this Agreement is renewed for one (1) Renewal Term, Takeda will have the right to acquire all Product rights, title and interest as per Section 22.12.

22.2.	Either Party (the “Non-Breaching Party”) may terminate this Agreement in its entirety, or on an country-by-country basis, in the event the other Party (the “Breaching Party”) has materially breached this Agreement, and such material breach has not been cured within thirty (30) days after receipt of written notice of such breach by the Breaching Party from the Non-Breaching Party (the “Cure Period”). The written notice describing the alleged material breach shall provide sufficient detail to put the Breaching Party on notice of such material breach. Any termination of this Agreement pursuant to this Section shall become effective at the end of the Cure Period, unless the Breaching Party has cured

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any such material breach prior to the expiration of such Cure Period, The right of either Party to terminate this Agreement as provided in this Section shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous breach under this Agreement.

22.3.	Termination by Takeda for Safety Reasons. Takeda shall have the right to terminate this entire Agreement with respect to a Product in the Territory at any time upon providing thirty (30) days prior written notice to Licensor (i) if senior executives responsible for Takeda’s Pharmacovigilance and Clinical Science functions determine in good faith and in consideration of Commercially Reasonable Efforts that the risk/benefit profile of the Product is such that the Product cannot continue to be administered to patients safely; or (ii) upon the occurrence of serious adverse events related to the use of the Product that cause Takeda to conclude that the continued use of the Product by patients will result in patients being exposed to a product in which the risks outweigh the benefits.

22.4.	Termination by Takeda in the event the approval of indications of the Marketing Authorization in Canada is different from the indications granted by the Marketing Authorization for European Union or in the event such indications for the Product include severe restrictions which threaten the forecasts of Takeda for Canada. In this case, Takeda shall have the right to terminate immediately the Agreement for Canada with thirty (30) days prior written notice.

22.5.	Termination for Bankruptcy. Either Party may terminate this Agreement in its entirety upon providing written notice to the other Party on or after the time that such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors, or becomes a party to any proceeding or action of the type described above, and such proceeding or action remains un-dismissed or un-stayed for a period of more than seven (7) calendar days.

22.5.1.	Without prejudice to the generality of the foregoing clause 22.5, Takeda may terminate this Agreement in whole or in part with immediate effect (and for the avoidance of doubt, without incurring any liability or charges for such termination) by giving written notice to Innocoll if any of the following occurs or is threatened to occur:

22.5.1.1.	If Innocoll is or becomes insolvent or unable to pay its debts within the meaning of Section 214 of the Companies Act 1963 (as amended) or suspends or threatens to suspend making payments with respect to all or any class of its debts;

22.5.1.2.	an order has been made, petition presented, resolution passed or meeting convened for the winding up of, or making of any administration order for, Innocoll;

22.5.1.3.	a receiver or examiner has been appointed over the whole or any part of the property, assets or undertaking of Innocoll;

22.5.1.4.	a composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) has been proposed, sanctioned or approved in relation to Innocoll;

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22.5.1.5.	Innocoll is or becomes related to any other company for the purpose of Section 140 of the Companies Act 1990 (as amended), is or becomes liable to an order made under that section by virtue of any act (whether of commission or omission); or

22.5.1.6.	an encumbrancer takes possession of, or a trustee or administrative receiver or similar officer is appointed in respect of, all or any part of the business or assets of innocoll, or distress or any form of execution is levied or enforced upon or sued out against any such assets and is not discharged within seven (7) calendar days of being levied, enforced or sued out.

22.6.	If Takeda Notifies innocoll under Section 3.2 that it decides not to Commercialize or not to continue Commercialization of the Product in Canada after Tachosil Approval, the Agreement shall terminate automatically for Canada with immediate effect, without any compensation due to Innocoll.

22.7.	If Takeda has failed to Notify Innocoll as further stated in Section 2.2, then Innocoll shall have the right to terminate the Agreement for Canada by written notice with immediate effect without any compensation due to Innocoll, such termination notice however to be provided not later than ninety (90) days after the Tachosil Approval date.

22.8.	All of the following effects of termination are in addition to the other rights and remedies that may be available to either of the Parties under this Agreement and shall not be construed to limit any such rights or remedies. In the event this Agreement is not terminated in its entirety, but rather is terminated on a country-by-country basis (the “Terminated Country”), then, the consequences of termination described under this Section 22 shall only apply to the Terminated Country, and this Agreement shall remain in full force and effect in accordance with its terms with respect to all, in all countries of the Territory other than the Terminated Countries.

22.9.	Upon termination of this Agreement, only accounts payable and/or receivable and liabilities provided for under this Agreement shall remain in effect, and neither Party shall be entitled to any costs compensation or damages whatsoever sustained resulting from, or arising out of or alleged to have been sustained, to have resulted from, or to have arisen out of such termination.

22.10.	In the event of termination of this Agreement:

22.10.1.	Notwithstanding anything contained in this Agreement to the contrary, all rights and licenses granted herein to Takeda shall terminate, and Takeda shall cease any Commercialization activities with respect to the Product;

22.10.2.	All payment obligations hereunder shall terminate, other than those that are accrued and unpaid as of the effective date of such termination.

22.11.	Takeda shall, as soon as reasonably practical after the effective date of such termination, provide to Innocoll, as applicable and to the extent permitted under any applicable third party contract, (i) any information, materials, and data, relating to the Product, including control of, and all information relating to, the global safety database, and (ii) other documents to the extent relating to the Product that are necessary in the continued Commercialization of the Product throughout the Territory.

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22.12.	Takeda shall have the right to sell or otherwise dispose of any inventory of any Product on hand at the time of such termination; provided, however, at Innocoll’s request, Takeda shall transfer to Innocoll any Product that has not been sold or used within six (6) months following such termination.

22.13.	Takeda shall transfer to Innocoll any and all Marketing Authorizations directly and solely related to the Product.

22.14.	Upon expiration of the first Renewal Term under Section 22.1, Takeda shall have the right to *** for a one-time consideration equivalent to *** in the respective country.

23.	Miscellaneous Provisions

23.1.	In case of force majeure, official orders, strike or lockout or similar hindrances which the parties are unable to avert, the Parties shall be released for the duration of such hindrance from the contractual obligations which they are prevented from performing; provided however that if such suspension shall continue in excess of one hundred eighty (180) days the Parties shall meet and attempt to arrive at a mutually acceptable compromise within the spirit and intent of this Agreement.

23.2.	This Agreement and all disputes arising out or related to this Agreement shall be governed by and construed in accordance with the substantive provisions of Switzerland law. All disputes arising out of or in connection with this Agreement which cannot be settled in an amicable way between the Parties hereto shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators. Each Party appoints one arbitrator and the Chamber appoints a third arbitrator who is to be the chairman of the arbitration tribunal. If a Party fails to appoint an arbitrator within thirty (30) days of having filed or received a request for arbitration, the Chamber shall appoint such arbitrator. The award rendered shall be final and binding upon both Parties. Such arbitration shall be held in Zurich, Switzerland and be conducted in the English language.

23.3.	If individual provisions or rules of this Agreement are invalid or become invalid, the Parties hereby agree that this shall not affect the validity of the remainder of the terms and provisions. The Parties undertake to replace the invalid provisions by others which come closest to the effect originally intended.

23.4.	This Agreement and its Exhibits which form an integral part of this Agreement and are incorporated herein by reference, represents the entire agreement of the Parties relating to the subject matter. The General Terms and Conditions of each Party shall not apply to this Agreement.

23.5.	Any amendments to this Agreement or, the Exhibits may only be made by mutual agreement of the Parties, and must be in writing and executed by both Parties.

23.6.	If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

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23.7.	Any expiration or termination of this Agreement shall not release the Parties from liabilities or obligations accrued as of the date thereof.

23.8.	Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to Affiliates. It is expressly acknowledged that Takeda will enter into this Agreement only for a short limited interim period and that the Agreement will be assigned to the Swiss Affiliate of Takeda, Takeda Pharmaceuticals International GmbH, Thurgauerstr.130, 8152 Glattpark-Opfikon, Switzerland, as soon as the latter satisfies all requirements from a Swiss legal and regulatory perspective. Takeda will inform Innocoll about the assignment accordingly. Any successor or assignee of rights and/or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section shall be null, void and of no legal effect.

23.9.	This Agreement has been prepared in the English language, and English shall govern its interpretation and meaning.

23.10.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one instrument. For purposes hereof, a facsimile or email copy of this Agreement, including the signature pages hereto, shall be deemed to be an original.

23.11.	All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, facsimile or by registered certified mail, to the other Party at the following address (or at such other address for which such Party gives notice hereunder):

If to Takeda:	Takeda GmbH
Byk-Gulden-Str. 2
78467 Konstanz
Germany
Attention : Managing Director
Telefon: +49 7531 840
Facsimile: +49 7531 84 2982

A copy of such notices, requests, claims, demands and other communications shall be sent to Takeda Head of Legal. Contact details are:
Takeda Pharmaceuticals International GmbH,
Thurgauerstrasse 130,
8152 Glattpark-Opfikon (Zurich),
Switzerland
Attention: Head of Legal
Telephone: +41 44 555 10 00
Facsimile: +41 44 555 10 01

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Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential portions are marked: [ *** ]

If to Innocoll:	Innocoll Pharmaceuticals Limited
Midlands Innovation and Research Centre,
Dublin Road, Athlone, Co. Westmeath, Ireland
Attention: President
Telephone: +353(0)90 648 6834
Facsimile: +353(0)90 648 6835

Neither Party may issue any press release or make any public announcement concerning the transactions contemplated by this Agreement without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

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Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential portions are marked: [ *** ]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Takeda GmbH	Innocoll Pharmaceuticals Limited

/s/ ppa Christina Peusch	/s/ Denise Carter
Christina Peusch	Denise Carter
Head of Legal CCO EUCAN, Emerging	Executive Vice President Business
Markets, North Asia	Development

/s/ ppa Bernd Kratzer
Bernd Kratzer
Head of IP

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Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential portions are marked: [ *** ]

Exhibit A: Products

CollaGUARD Adhesion Barrier

DESCRIPTION

•	The Product is a sterile, bioresorbable, translucent membrane composed of collagen.

COMPOSITION

•	Renatured equine collagen

INDICATION

•             Prevention of postoperative adhesions in several surgical fields such as digestive, general, gynecological and urological surgeries.

A-1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential portions are marked: [ *** ]

Exhibit B: Prices

***

B-1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential portions are marked: [ *** ]

Exhibit C: Minimum Annual Purchase Requirements

Minimum Annual Purchase Requirements to be agreed by the Parties in good faith based on ***.

C-1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential portions are marked: [ *** ]

Exhibit D: Innocoll Patents existing on the Effective Date

Invention Name	Country	Application No.	Application Date	Date of Grant	Patent No.	Expiration Date	Patent Status
A Modified Collagen	EU	12150527.5	9th of Jan 2012	N/A	N/A	N/A	Pending
A Modified Collagen	UK	1220868.2	20th of Nov 2012	N/A	N/A	N/A	Pending
A Modified Collagen	International	PCT/EP2013/050333	9th of Jan 2013	N/A	N/A	N/A	International Phase

D-1

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Exhibit E: Product Trademarks

Name	Country	Application No.	Application Date	Date of Allowance Notice	Registration No. and Date
CollaGUARD	Canada	1622815	4/18/13	-	-
CollaCare	Canada	1520577	3/28/11	4/5/13	-
Collexa	Canada	1520578	3/28/11	4/5/13	-

E-1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential portions are marked: [ *** ]

AMENDMENT 1 TO THE LICENSE AND SUPPLY AGREEMENT

This amendment to the license and supply agreement effective on August 14, 2013 (the “Amendment”) is made and entered into as of this 19th day of March 2014 (the “Amendment Effective Date”) by and between

INNOCOLL PHARMACEUTICALS, LIMITED, a company incorporated in Ireland whose principal office is Midlands Innovation and Research Centre, Dublin Road, Athlone, Co. Westmeath, Ireland, (collectively, with its Affiliates “Innocoll”)

And

Takeda Pharmaceuticals International GmbH, a company incorporated in Switzerland, whose principal office is Thurgauerstrasse 130, 8152 Glattpark-Opfikon, Switzerland, (“Takeda”).

Takeda and INNOCOLL are hereinafter individually or collectively referred to as a “Party” or the “Parties”.

WHEREAS, Innocoll and Takeda GmbH have signed a license and supply agreement effective on August 14, 2013 to grant to Takeda GmbH the exclusive right to distribute, promote and sell the Product in the Territory in the Field (hereinafter the “Agreement”);

WHEREAS in a letter dated February 28, 2014, pursuant to Section 23.8 of the Agreement, Takeda GmbH has informed Innocoll of its decision to assign the Agreement and all rights and obligations attached to its Affiliate Takeda Pharmaceuticals International GmbH, effective on March 1st, 2014;

WHEREAS, the Parties have discussed and agreed to amend the Agreement, in order to extend the Territory and set forth additional terms and conditions;

For the purpose of this Amendment, capitalized terms shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties mutually agree as follows:

Article 1 - Modifications to the Agreement

1.	Defined Terms

1.1	The Parties have agreed to modify the definition of cGMP (Section 1.8) as follows:

“1.8.	cGMP means the then-current good manufacturing practices detailed in the Council Directive 93/42/EEC concerning medical devices, and any subsequent or future revisions of such guidelines and regulations, and comparable applicable laws related to the manufacture and testing of medical devices in jurisdictions in the Territory.”

1.2	The Parties have agreed that the Agreement shall be extended to an additional country. The definition of Territory (Section 1.32) shall be deleted and replaced by the following provision:

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“1.32.	Territory shall mean

Canada, Russian Federation, Belarus, Ukraine, Moldova, Kazakhstan, Kyrgyzstan, Tajikistan, Uzbekistan, Turkmenistan, Azerbaijan, Armenia, Georgia and Mongolia, these last twelve (12) countries being hereinafter referred as to “CIS”, and Mexico.”

2.	Grant of License and Options

The Parties have agreed to the following amendment to Section 2.3 of the Agreement, such newly agreed provision to prevail on the former draft of Section 2.3.

2.3.	Innocoll covenants and agrees that during the Term, Innocoll will not enter into any such agreement or itself, directly or indirectly, sell or distribute the Product or any Competing Product in the Territory in the Field. Takeda agrees that during the Term, Takeda will not, directly or indirectly, sell or distribute a Competing Product in the Territory.

3.	License Fees and Initial Purchase Requirements

The Parties have agreed to modify the Section 3. - License Fees and Initial Purchase - of the Agreement to add additional Purchase Requirements related to the Commercialization of the Product in Mexico.

Therefore the Parties have agreed to insert the following provision in the Agreement:

3.3.	In addition to Sections 3.1 and 3.2, Takeda shall purchase an initial quantity of Product for an amount of *** (added to the “Initial Purchase Quantity”) to be calculated as described in Section 5.1 and Exhibit B. Payment for this portion of the Initial Purchase Quantity shall be due on the approval of the Marketing Authorizations of the Product in Mexico and shall be made within thirty (30) days upon receipt of the invoice and this payment shall be a credit to be applied to the initial purchases of Product for Mexico.

4.	Manufacture and Supply of Product

The Parties have agreed to modify the Section 4. - Manufacture and Supply of Product- of the Agreement to include separate shelf life requirements for Mexico.

Therefore the Parties have agreed to the following amendment to Section 4.2 of the Agreement, which shall prevail on the former Section 4.2:

4.2	Innocoll represents and warrants that the Products at the date of delivery shall have a remaining shelf life of *** for Product in Russia and Canada and *** for Product in Mexico. Furthermore Innocoll represents and warrants that all Products supplied to Takeda or its appointee shall be Manufactured and Packaged in accordance with (i) the quality standards and testing methods of Innocoll and all laws and regulations applying at the place of Manufacture; (ii) cGMPs; (iii) the Quality Agreement and the Specifications; and (iv) any additional Manufacturing standards agreed in writing by the Parties.

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5.	Payment Terms

The Parties have agreed to modify Section 6 - Payment Terms - of the Agreement in order to include payment terms for Mexico and to review the numbering of the clause. Therefore the Parties have agreed that Section 6 shall be deleted and replaced with the following provision:

6.	Payment terms

6.1	Payment for the Initial Purchase Quantities and the one-time Milestone payment will be due as per Sections 3.1, 3.2 and 3.3. All other payments will be due as follows:

6.1.1	For Product shipments to Canada and Mexico payment will be made in Euros and will be due within sixty (60) days after receipt of the proper invoice.

6.1.2	For Product shipments to Russia/CIS payment will be made in Euros and will be due within ninety (90) days after receipt of the proper invoice.

6.2	In the event that a Party should fail to make payment of any amount due and payable pursuant to this Agreement within the time periods provided for in this Agreement, interest shall accrue at a rate of interest of three percent (3%) above the average rate(s) of the European Inter-Bank Offering Rate (“EURIBOR”) for Euros, as quoted on the Reuters (or such other source as may be mutually agreed by the Parties) from time to time, effective for the applicable days of the period of default provided, that if such failure to pay continues for more than ten (10) days, the applicable rate(s) of interest shall be the applicable monthly average rate(s) of EURIBOR plus four percent (4%) for the entire period of default. The applicable EURIBOR period shall be the period closest to the period for which interest is calculated. In the event that any payment, or portion thereof, is disputed in good faith by a Party, any subsequent settlement payment related to that dispute shall not include interest thereon.

6.3	Any withholding or other taxes that either Party is required by applicable law to withhold or pay on behalf of the other Party, with respect to any payments to such other Party hereunder, shall be deducted from such payments and paid to the appropriate tax authority contemporaneously with the remittance to the other Party, provided, however, that the withholding Party shall furnish the other Party with proper evidence of the taxes so paid. Each Party shall cooperate with the other and furnish the other Party with appropriate documents to secure application of the most favorable rate of withholding tax under applicable law (or exemption from such withholding tax payments, as applicable).

6.	Free Goods

The Parties have agreed to modify Section 8 - Free Goods - of the Agreement to include free goods for Mexico. Therefore the Parties have agreed to insert the following provision as Section 8.2:

8.2	Innocoll will provide *** Units of Product *** at Takeda’s request.

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Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential portions are marked: [ *** ]

7.	Commercialization of Product

The Parties have agreed to modify Section 13 - Commercialization of Product - of the Agreement to include Commercialization obligations for Mexico. Therefore, the Parties have agreed to insert the following provision as Section 13.1.4:

13.1.4	Launch of Product in Mexico: Takeda shall use Commercial Reasonable Efforts to launch the Product within six (6) months after the grant of the Marketing Authorizations for the Product in Mexico, provided that the Product has been delivered to Takeda and Takeda has obtained all necessary regulatory documents to Commercialize the Product in Mexico.

8.	Regulatory Matters, Changes

The Parties have agreed to modify the Section 14 - Regulatory Matters, Changes - of the Agreement to include Mexico. Therefore, the Parties have agreed that Section 14.1 shall be deleted and replaced by the following provision:

14.1.	Canada, Russia and Mexico

14.1.1	Obtaining Marketing Authorizations

Innocoll shall be responsible for applying for the Marketing Authorizations for the Product in Canada, Russia and Mexico at its own cost and expense. These Marketing Authorizations shall be owned by Innocoll in its own name. Within five (5) business days as from the receipt by Innocoll of the approval of Marketing Authorizations, Innocoll shall inform Takeda of such approval and will communicate a copy of the Marketing Authorizations to Takeda. In particular, Innocoll shall obtain and send to Takeda the documents necessary for the customs clearance of the Product in Russia, Canada and Mexico. To avoid any doubt, as specified in Section 13.1, Takeda will be considered for Russia as having received from Innocoll the Marketing Authorizations solely upon effective and tangible receipt of any and all documents required and necessary to Commercialize the Product in the country.

14.1.2.	Maintenance of Marketing Authorizations

Following the approval of the Marketing Authorizations in Canada and Russia, Innocoll shall be solely responsible for any communications with the Regulatory Authorities occurring or required in connection with obtaining or maintaining any Marketing Authorization for the Product.

Following the approval of the Marketing Authorizations in Mexico, Innocoll shall enable Takeda to act on its behalf for any communications with the Regulatory Authorities occurring or required in connection with maintaining any Marketing Authorization for the Product and shall bear the related costs.

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Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential portions are marked: [ *** ]

9.	Term and Termination

A misprint has occurred in the Agreement in Section 22.6 of the Agreement. Then the Parties have agreed that such Section 22.6 shall be deleted and replaced with the following provision:

22.6.	If Takeda Notifies Innocoll under Section 2.2 that it decides not to Commercialize or not to continue Commercialization of the Product in Canada after Tachosil Approval, the Agreement shall terminate automatically for Canada with immediate effect, without any compensation due to Innocoll.

10.	Product Trademark

The Parties have agreed to modify the Exhibit E – Product Trademarks - of the Agreement to include the Product Trademarks for Mexico. Therefore, the Parties have agreed that the EXHIBIT E shall be deleted and replaced by EXHIBIT E attached in annex to this Amendment:

Article 2 - Term

This Amendment enters into force on the Amendment Effective Date for the term of the Agreement.

Article 3 - Miscellaneous

All provisions of the Agreement, that do not contradict the terms set forth in this Amendment, shall continue in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment Agreement to be executed by their duly authorized officers in two counterparts, each of which shall be deemed to be an original.

Takeda Pharmaceuticals International GmbH	INNOCOLL PHARMACEUTICALS, LIMITED

/s/ Jastein Davidsen	/s/ Denise Carter

Name: Jastein Davidsen	Name: Denise Carter
Title: Head Commercial Operations	Title: Executive Vice President Business Development
Date: 20.03.2014	Date: 28.03.14

Takeda Pharmaceuticals International GmbH

/s/ Juevgen Heitmann

Name: Juevan Heitmann
Title: Director Business Development
Date: 20.03.2014

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ANNEX

Exhibit E: Product Trademarks

Name	Country	Application No.	Application Date	Date of Allowance Notice	Registration No. and Date
CollaGUARD	Canada	1622815	4/18/13	-	-
CollaCare	Canada	1520577	3/28/11	4/5/13	-
Collexa	Canada	1520578	3/28/11	4/5/13	-
CollaGUARD	Mexico	1446989 (class 5)	2/10/14
CollaGUARD	Mexico	1446988 (class 10)	2/10/14

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